Exhibit 10.10

EXECUTION VERSION

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made as of May 31, 2013, between McGraw-Hill Global Education Holdings, LLC (the “Company”), and Ronald Schlosser, an individual (the “Executive”), effective as of March 22, 2013 (the “Effective Date”).

WHEREAS, the Consulting Agreement between Apollo and the Executive, dated as of December 9, 2011 (the “Consulting Agreement”), terminated effective as of the Effective Date, provided that the sections regarding Compliance, Confidentiality, Non-Solicit, Representations, Independent Contractor, Governing Law, Entire Agreement, Severability Amendment, Waiver, Assignment and Counterparts shall survive such termination;

WHEREAS, in connection with his services under the Consulting Agreement, the Executive became entitled to the following payments: (i) a $2.5 million success fee, payable 50% in a cash lump sum and 50% in the form of shares of common stock of Georgia Holdings, Inc. (“Holdings”) (subject to the Executive’s execution and delivery of a Joinder and becoming a party to the Stockholders’ Agreement (as such terms are defined below)), and (ii) a cash consulting fee at the rate of $25,000 per month in respect of the period beginning on January 1, 2013 and ending on the Effective Date;

WHEREAS, the Company desires to employ the Executive, and the Executive desires to be employed by the Company on the terms and conditions contained in this Agreement; and

WHEREAS, the Executive’s agreement to enter into this Agreement and be bound by the terms hereof, including the restrictive covenants herein, is a material inducement to the Company’s willingness to grant stock options and provide the other compensation set forth herein to the Executive, and the Company would not otherwise grant such stock options or provide such compensation to the Executive if the Executive did not agree to enter into this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Definitions. As used herein:

(a) “Affiliate” means, with respect to any specified Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person, provided that, in any event, any business in which the Company has any direct or indirect ownership interest shall be treated as an Affiliate of the Company.

(b) “Board” means the Board of Directors of Holdings.

(c) “Control” (including, with correlative meanings, the terms “Controlled by” and “under common Control with”), as used with respect to any Person, means the direct or indirect possession of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

(d) “Fiscal Year” means the Fiscal Year of the Company ending December 31, 2013 and each subsequent Fiscal Year of the Company ending December 31.

(e) “Joinder” has the meaning ascribed thereto under the Stockholders’ Agreement.

(f) “Person” means “person” as such term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended.

(g) “Stockholders’ Agreement” means the Stockholders’ Agreement, dated as of March 22, 2013 by and among the Company and the other stockholders party thereto, as the same may thereafter be amended from time to time in accordance with its terms.

2. Position and Duties.

(a) The Executive shall serve as the Executive Chairman of the Company, and shall report to the Board. During the Term (as defined below), the Executive may serve as a director or officer of any of the Company’s Affiliates as may be designated from time to time by the Board. The Executive shall be responsible for the general oversight and supervision of the business and affairs of the Company, and shall perform such other lawful duties that may be reasonably assigned to him from time to time by the Board. For the avoidance of doubt, no officers or employees of the Company or its subsidiaries shall report to the Executive unless the Board determines otherwise. The Executive shall devote his best efforts and substantially all of his business time to the performance of his duties under this Agreement and the advancement of the business and affairs of the Company, and shall not act in any capacity that is in conflict with the Executive’s duties and responsibilities hereunder. The Executive shall be subject to, and shall comply in all material respects with, the policies of the Company applicable to him.

(b) The Executive shall not become engaged in or render services for any Person other than the Company and its Affiliates, except to the extent expressly provided in this Section 2(b). The Executive shall be entitled to (i) serve as a member of any board of directors on which the Executive is currently serving as of the Effective Date and set forth on Exhibit A attached hereto, (ii) only with the prior consent of the Company by a duly authorized resolution of the Board, serve as a member of the board of directors of another company; provided, that the Executive shall in no event serve on more than five (5) boards of directors in the aggregate, (iii) serve on civic, charitable, educational, religious, public interest or public service boards and (iv) manage the Executive’s personal and family investments, in each case, to the extent such activities do not materially interfere with the performance of the Executive’s duties and responsibilities hereunder as determined by the Board in good faith, are not in conflict with the business interests of the Company or its Affiliates, or otherwise compete with the business of the Company or its Affiliates. Exhibit A sets forth the full and true list as of the date hereof of (i) all of the Executive’s positions on any board of directors of, and any consulting or other service positions for, any entity other than the Company or its Affiliates and (ii) the Executive’s ownership of investments.

(c) The Board may, in its sole discretion at any time, or from time to time, implement a “garden leave” period during which the Executive will not be required to report to the Company’s offices, but shall be required to be available remotely.

3. Term. (a) This Agreement and the Executive’s employment hereunder shall be effective as of the Effective Date and shall continue until March 21, 2016 (the “Expiration Date”), unless terminated earlier by the Company or the Executive pursuant to Section 5 of this Agreement (the “Term”).

(b) The Executive agrees and acknowledges that the Company has no obligation to extend the Term or to continue the Executive’s employment following the Expiration Date, and the Executive expressly acknowledges that no promises or understandings to the contrary have been made or reached. The Executive also agrees and acknowledges that, should the Executive and the Company choose to continue the Executive’s employment for any period of time following the Expiration Date without extending this Agreement, the Executive’s employment with the Company shall be “at will”, such that the Company may terminate the Executive’s employment at any time, with or without reason and with or without notice, and the Executive may resign at any time, with or without reason and with or without notice.

4. Compensation and Related Matters.

(a) Base Salary. During the Term, the Executive shall receive an annual base salary in an amount equal to $500,000 (“Base Salary”). The Base Salary shall be payable in accordance with the Company’s normal payroll procedures in effect from time to time.

(b) Annual Bonus.

(i) During the Term, in respect of the 2013, 2014 and 2015 Fiscal Years, the Executive shall be eligible to receive an annual cash performance bonus under the Company’s annual bonus plan (as in effect from time to time for senior executives) (an “Annual Bonus”), subject to the achievement of pre-established performance criteria and the Executive’s continued employment through the applicable payment date. The performance targets shall be determined annually by the Board in its sole discretion, upon consultation with the Executive. The Executive’s target annual bonus opportunity shall be equal to 200% of Base Salary as in effect at the beginning of the applicable performance period (it being understood that the actual amount of any Annual Bonus may be greater or less than the target amount depending upon actual achievement of the performance criteria for the relevant fiscal year).

(ii) The determination of the performance targets shall be determined by the Board in its sole discretion, following consultation with the Executive. The determination of the level of achievement of the applicable performance targets, and the actual amount of any Annual Bonus for any given Fiscal Year shall be determined by the Board in its sole discretion after the end of the applicable Fiscal Year. Any Annual Bonus payable to the Executive shall be paid to him in the Fiscal Year following the Fiscal Year to which such Annual Bonus relates when annual bonuses for that Fiscal Year are paid to other senior executives of the Company generally, subject to the Board’s receipt of the audited financial statements of the Company for the applicable Fiscal Year and the Board’s determinations of the achievement of the performance targets and bonus payout amounts due in respect of such Fiscal Year.

(c) Equity. By June 15, 2013, the Executive shall have invested $1,000,000 in Holdings, pursuant to the terms of the subscription agreement attached as Exhibit B (the “Co-Investment”). On or as promptly as practicable following the closing of the Co-Investment, the Company shall cause Holdings to grant to the Executive an option to purchase common stock of Holdings (the “Option”), pursuant to the terms and conditions of the Management Equity Plan of Holdings (the “Equity Plan”) and the Grant Certificate attached as Exhibit C (the “Option Grant Certificate”).

(d) Business Expenses. During the Term, the Executive shall be entitled to receive prompt reimbursement for all reasonable business expenses incurred by him in performing services hereunder, in accordance with the policies and procedures then in effect and established by the Company for its senior executive officers (which shall include appropriate itemization and substantiation of expenses incurred).

(e) Benefits and Perquisites. During the Term, the Executive shall be entitled to participate in bonuses plans and programs, equity or equity-based plans and programs, pension, savings and retirement plans, welfare and insurance plans, and other employee benefit plans practices, policies, programs and perquisites of employment applicable generally to other senior executives of the Company, subject to the terms and conditions of such plans practices, policies, programs.

(f) Vacation. During the Term, the Executive shall be entitled to twenty (20) days paid vacation each calendar year, in accordance with the Company’s vacation policy. The Executive shall also be entitled to all paid holidays given by the Company to its executives.

(g) Attorneys’ Fees. The Company shall reimburse the Executive for the attorneys’ fees and costs incurred by him in connection with the drafting, review and negotiation of this Agreement, subject to a maximum of $15,000 in the aggregate, within thirty (30) days following the Executive’s submission to the Company of invoices evidencing such fees and costs.

5. Termination.

(a) This Agreement and the Executive’s employment hereunder may be terminated on or prior to the Expiration Date under the following circumstances:

(i) Death. This Agreement and the Executive’s employment hereunder shall terminate upon his death.

(ii) Termination by the Company due to Disability. The Company may terminate this Agreement and the Executive’s employment hereunder if the Executive becomes subject to a Disability. For purposes of this Agreement, “Disability” means a finding by the Board of the Executive’s incapacitation through any illness, injury, accident or condition of either a physical or psychological nature which has resulted in his inability to perform the essential functions of his position, even with reasonable accommodations, for one hundred and eighty (180) calendar days during any period of three hundred and sixty-five (365) consecutive calendar days, and such incapacity is expected to continue.

(iii) Termination by the Company for Cause. The Company may terminate this Agreement and the Executive’s employment hereunder for Cause. For purposes of this Agreement, “Cause” means a finding by the Board of: (A) the Executive’s gross negligence or willful misconduct, or willful failure to attempt in good faith to substantially perform his duties (other than due to physical or mental illness or incapacity), which in any case results in or could reasonably be expected to result in material damage to the property, business or reputation of the Company, (B) the Executive’s conviction of, or plea of guilty or nolo contendere to, or confession to, (1) a misdemeanor involving moral turpitude or (2) a felony (or the equivalent of a misdemeanor involving moral turpitude or felony in a jurisdiction other than the United States), (C) the Executive’s knowingly willful violation of the written policies of the Company or its Affiliates that is detrimental to the best interests of the Company or any of its Affiliates, (D) the Executive’s fraud or misappropriation, embezzlement or material misuse of funds or property belonging to the Company or its Affiliates, (E) the Executive’s use of alcohol or drugs that materially interferes with the performance of his duties, or (F) willful or reckless misconduct in respect of the Executive’s obligations to the Company or its Affiliates or other acts of misconduct by the Executive occurring during the course of the Executive’s employment, which in either case results in or could reasonably be expected to result in material damage to the property, business or reputation of the Company or its Affiliates; provided, however, that the Executive shall be provided a single 15-day period to cure any of the events or occurrences described in the immediately preceding clauses (A), (C), (E) or (F) hereof, unless the Board determines in its sole discretion that such events or occurrences are not curable.

(iv) Termination by the Company without Cause. The Company may terminate this Agreement and the Executive’s employment hereunder at any time without Cause.

(v) Termination by the Executive. The Executive may terminate this Agreement and his employment hereunder at any time for any reason upon sixty (60) days’ prior written notice to the Company.

(vi) Expiration Date. This Agreement and the Executive’s employment hereunder shall terminate on the Expiration Date.

(b) Termination Date. The “Termination Date” means: (i) if the Executive’s employment is terminated by his death under Section 5(a)(i), the date of his death; (ii) if the Executive’s employment is terminated by the Company due to Disability under Section 5(a)(ii), the date on which the Company provides the Executive a written notice of termination (or such later date as may be set forth in such notice); (iii) if the Company terminates the Executive’s employment for Cause under Section 5(a)(iii), the date on which the Company provides the Executive a written notice of termination; provided, that if the circumstances giving rise to such termination are subject to a cure period and the Executive fails to so cure, then the Termination Date shall be the date on which such cure period expires; (iv) if the Company terminates the Executive’s employment without Cause under Section 5(a)(iv), the date on which the Company provides the Executive a written notice of termination (or such later date as may be set forth in such notice); (v) if the Executive terminates his employment under Section 5(a)(v), sixty (60) days after the date on which the Executive provides the Company a written termination notice; provided, that the Company in its sole discretion may elect to accelerate the Executive’s date of termination of employment (it being understood that such termination shall still be treated as a voluntary termination by the Executive for purposes of this Agreement); or (vi) if the Executive’s employment is terminated under Section 5(a)(vi), the Expiration Date.

6. Compensation upon Termination.

(a) Generally. As used herein, “Accrued Obligations” means the following amounts accrued through any applicable Termination Date: (i) any earned but unpaid Base Salary, (ii) unless such termination is by the Company for Cause under Section 5(a)(iii), any earned but unpaid Annual Bonus for the Fiscal Year prior to the Fiscal Year in which the Termination Date occurs; (iii) any unpaid expense reimbursements to the extent accrued and incurred prior to the Termination Date, and (iv) any vested benefits the Executive may have under any employee benefit plan of the Company in accordance with the terms of such plans, other than severance plans or policies. The amounts payable pursuant to clauses (i), (ii) and (iii) in the previous sentence shall be paid on or before the time required by applicable law but in no event more than thirty (30) days after the applicable Termination Date. The payment of any amounts accrued under any benefit plan, program or arrangement in which the Executive participates shall be subject to the terms of the applicable plan, program or arrangement, and any elections the Executive has made thereunder. Subject to Section 8 and except as prohibited by the terms of any Company benefit plan, program or arrangement, the Company may offset any amounts due and payable (pursuant to a contract or other written agreement between the Executive and the Company) by the Executive to the Company or its subsidiaries against any amounts the Company owes the Executive hereunder.

(b) Termination by the Company for Cause, by the Executive, or upon Expiration. If the Executive’s employment with the Company is terminated by the Company for Cause under Section 5(a)(iii) or by the Executive under Section 5(a)(v), or if the Executive’s employment terminates due to the expiration of this Agreement, then notwithstanding any provision to the contrary in this Agreement, the obligations of the Company to pay or provide the Executive with compensation and benefits under Section 4 shall cease, and the Company shall have no further obligations to provide compensation or benefits to the Executive hereunder except for the Accrued Obligations (payable at the time provided for in Section 6(a)); provided that if the Company has not given the Executive at least six (6) months advance notice of its intention to terminate Executive’s employment on the Expiration Date, then the Company shall also provide continuation of Base Salary (as in effect on the Termination Date) through the six-month anniversary of the date on which the Company provided notice of its intention to terminate Executive’s employment on the Expiration Date (but in no event (including if no notice is given) beyond the expiration of the six-month period immediately following the Expiration Date), consistent with the Company’s payroll practices.

(c) Termination due to Death or by the Company due to Disability. If, prior to the Expiration Date, the Executive’s employment terminates due to his death, as provided in Section 5(a)(i), or by the Company due to his Disability, as provided in Section 5(a)(ii), then the obligations of the Company to pay or provide the Executive with compensation and benefits under Section 4 shall cease, and the Company shall have no further obligations to provide compensation or benefits to the Executive (or his estate, as applicable) hereunder except for the following:

(i) the Accrued Obligations (payable at the time provided for in Section 6(a)); and

(ii) subject to Section 7, a pro-rata portion of the Annual Bonus in respect of the Fiscal Year in which the Termination Date occurs based on the actual achievement of performance criteria for that year (determined by multiplying the amount of such bonus which would be due for the full Fiscal Year by a fraction, the numerator of which is the number of days during the Fiscal Year in which the Termination Date occurs that the Executive was employed by the Company and the denominator of which is the total number of days in the applicable Fiscal Year), payable at the same time bonuses for such Fiscal Year are paid to other senior executives of the Company generally (the “Pro-Rata Bonus”); and

(iii) subject to Section 7 and subject to the Executive’s or, in the event of his death, his eligible dependents’ timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the reimbursement of the monthly premium payable to continue the Executive’s and/or his eligible dependents’ participation in the Company’s group health plan (to the extent permitted under applicable law and the terms of such plan) which covers the Executive (and/or the Executive’s eligible dependents) for a period of eighteen (18) months, provided that the Executive is eligible and remains eligible for COBRA coverage; and provided, further, that in the event that the Executive obtains other employment that offers group health benefits, such continuation of coverage by the Company shall immediately cease. If the reimbursement of any COBRA premiums would violate the nondiscrimination rules or cause the reimbursement of claims to be taxable under the Patient Protection and Affordable Care Act of 2010, together with the Health Care and Education Reconciliation Act of 2010 (collectively, the “Act”) or Section 105(h) of the Code, the Company paid premiums shall be treated as taxable payments and be subject to imputed income tax treatment to the extent necessary to eliminate any discriminatory treatment or taxation under the Act or Section 105(h) of the Code.

(d) Termination by the Company without Cause. If, prior to the Expiration Date, the Executive’s employment is terminated by the Company without Cause as provided in Section 5(a)(iv), then the obligations of the Company to pay or provide the Executive with compensation and benefits under Section 4 shall cease, and the Company shall have no further obligations to provide compensation or benefits to the Executive (or his estate, as applicable) hereunder except for the following:

(i) the Accrued Obligations (payable at the time provided for in Section 6(a));

(ii) subject to Section 7, a cash severance payment equal to (A) if the Termination Date is prior to March 22, 2015, four (4) times Base Salary (as in effect on the Termination Date), payable in twenty-four (24) substantially equal monthly installments consistent with the Company’s payroll practices; or (B) if the Termination Date is on or after March 22, 2015 (but, for the avoidance of doubt, prior to the Expiration Date), continuation of an amount equal to two (2) times Base Salary (as in effect on the Termination Date) through the longer of (x) the remainder of the Term and (y) the sixth month anniversary of the Termination Date, consistent with the Company’s payroll practices;

(iii) subject to Section 7, the Pro-Rata Bonus; and

(iv) subject to Section 7 and subject to the Executive’s or, in the event of his death, his eligible dependents’ timely election of continuation coverage under COBRA, the reimbursement of the monthly premium payable to continue the Executive’s and/or his eligible dependents’ participation in the Company’s group health plan (to the extent permitted under applicable law and the terms of such plan) which covers the Executive (and/or the Executive’s eligible dependents) for a period of eighteen (18) months, provided that the Executive is eligible and remains eligible for COBRA coverage; and provided, further, that in the event that the Executive obtains other employment that offers group health benefits, such continuation of coverage by the Company shall immediately cease. If the reimbursement of any COBRA premiums would violate the nondiscrimination rules or cause the reimbursement of claims to be taxable under the Act or Section 105(h) of the Code, the Company paid premiums shall be treated as taxable payments and be subject to imputed income tax treatment to the extent necessary to eliminate any discriminatory treatment or taxation under the Act or Section 105(h) of the Code.

7. Release; Payment. Payment of the benefits provided by Sections 6(c)(ii), 6(c)(iii), 6(d)(ii), 6(d)(iii) and 6(d)(iv) shall be conditioned on the Executive’s or, in the event of his death, his estate’s, execution and delivery to the Company of a full release of all claims that the Executive, his heirs and assigns may have against the Company, its Affiliates and each of their respective directors, officers, employees and agents, in substantially the form attached hereto as Exhibit D (the “Release”). The Release must become enforceable and irrevocable on or before the sixtieth (60th) day following the Termination Date (the “Review Period”). If the Executive (or his estate) fails to execute and deliver the Release without revocation within the prescribed time period, the Executive shall not be entitled to any benefits under Section 6 other than the Accrued Obligations. The installments of severance provided under Section 6(d)(ii) shall commence in the calendar month following the month in which the Release becomes enforceable and irrevocable; provided, however, that if the Review Period begins in one taxable year of the Executive and ends in a later taxable year, the installments of the severance shall commence in the later taxable year. The first installment shall include, however, all amounts that would otherwise have been paid to the Executive between the Termination Date and the Executive’s receipt of the first installment, assuming the first installment would otherwise have been paid in the month following the month in which the Termination Date occurs.

8. Section 409A Compliance.

(a) For purposes of this Agreement, “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations promulgated thereunder (and such other Treasury or Internal Revenue Service guidance) as in effect from time to time. The parties intend that any amounts payable hereunder will be either exempt from Section 409A, or if such payments could constitute “deferred compensation” within the meaning of Section 409A, compliant with Section 409A. Notwithstanding the foregoing, the Company shall not be liable to, and the Executive shall be solely liable and responsible for, any taxes or penalties that may be imposed on such Executive under Section 409A of the Code with respect to the Executive’s receipt of payments hereunder.

(b) Notwithstanding anything to the contrary in this Agreement, any payment or benefit under this Agreement or otherwise that is exempt from Section 409A pursuant to Treas. Reg. § 1.409A-1(b)(9)(v)(A) or (C) (relating to certain reimbursements and in-kind benefits) shall be paid or provided to the Executive only to the extent that the expenses are not incurred, or the benefits are not provided, beyond the last day of the second calendar year following the calendar year in which the Executive’s “separation from service” occurs; and provided further that such expenses are reimbursed no later than the last day of the third calendar year following the calendar year in which the Executive’s “separation from service” occurs. To the extent any indemnification payment, expense reimbursement, or the provision of any in-kind benefit is determined to be subject to Section 409A (and not exempt pursuant to the prior sentence or otherwise), the amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(c) Each payment made under this Agreement (including each separate installment payment in the case of a series of installment payments) shall be deemed to be a separate payment for purposes of Section 409A. Amounts payable under this Agreement shall be deemed not to be a “deferral of compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulation §§ 1.409A-1(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exception under subparagraph (iii)) and other applicable provisions of Section 409A. To the extent that any of the payments or benefits provided for hereunder are deemed to constitute nonqualified deferred compensation benefits subject to Section 409A, references to “termination of employment”, “termination”, or words and phrases of similar import, shall be deemed to refer to Executive’s “separation from service” as defined in Section 409A, and shall be interpreted and applied in a manner that is consistent with the requirements of Section 409A, and any termination of the Executive’s employment triggering payment of benefits hereunder must constitute a “separation from service” under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) before distribution of such benefits can commence. To the extent that the termination of the Executive’s employment does not constitute a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) (as the result of further services that are reasonably anticipated to be provided by the Executive to the Company or any of its parents, subsidiaries or Affiliates at the time the Executive’s employment terminates), any benefits payable under Section 6 that constitute deferred compensation under Section 409A shall be delayed until after the date of a subsequent event constituting a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h). For purposes of clarification, this Section 8(c) shall not cause any forfeiture of benefits on the Executive’s part, but shall only act as a delay until such time as a “separation from service” occurs.

(d) If the Executive is a “specified employee” (as that term is used in Section 409A and regulations and other guidance issued thereunder) on the date his separation from service becomes effective, any benefits payable under Section 6 that constitute nonqualified deferred compensation under Section 409A shall be delayed until the earlier of (A) the business day following the six (6) month anniversary of the date his separation from service becomes effective, and (B) the date of the Executive’s death, but only to the extent necessary to avoid such penalties under Section 409A. On the earlier of (A) the business day following the six (6) month anniversary of the date his separation from service becomes effective, and (B) the Executive’s death, the Company shall pay the Executive in a lump sum the aggregate value of such nonqualified deferred compensation that the Company otherwise would have paid the Executive prior to that date under Section 6 of this Agreement.

(e) Neither the Company nor the Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

9. Excess Parachute Payments.

(a) In the event that the Executive becomes entitled to payments or benefits under this Agreement, the Option and/or any other payments or benefits by reason of a “change of control” as defined in Section 280G of the Code and regulations thereunder (collectively, the “Payments”), and any such Payment would constitute an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code, or would otherwise be subject to the excise tax imposed under Section 4999 of the Code, or any similar federal or state law (an “Excise Tax”), as determined by an independent certified public accounting firm selected by the Company (the “Accounting Firm”), the amount of the Executive’s Payments shall be limited to the largest amount payable, if any, that would not result in the imposition of any Excise Tax to the Executive, but only if, notwithstanding such limitation, the total Payments, net of all taxes imposed on the Executive with respect thereto, would be greater if no Excise Tax were imposed.

(b) If a reduction in the Payments is necessary, reduction shall occur in the following order: first, a reduction of cash payments not attributable to equity awards which vest on an accelerated basis; second, the cancellation of accelerated vesting of stock awards; third, the reduction of employee benefits; and fourth, a reduction in any other “parachute payments” (as defined in Section 280G of the Code). If acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of the Executive’s stock awards, and the acceleration of the vesting of full shares shall be cancelled before the acceleration of the vesting of options.

(c) All determinations required to be made under this Section 9 will be made by the Accounting Firm. Any determination by the Accounting Firm will be binding upon the

Company and the Executive. The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by this Section 9 shall be borne by the Company.

10. Confidentiality and Restrictive Covenants.

(a) Confidentiality of this Agreement. The Executive hereby agrees that, except as required by law, the Executive will not disclose to any Person other than the Executive’s spouse and legal, financial and other advisors (if any) the grant of the Option or any of the terms or provisions hereof without the prior approval of the Company. The Executive further agrees that any disclosure to the Executive’s financial or legal advisors shall only be made after such advisors acknowledge and agree to maintain the confidentiality of this Agreement and its terms.

(b) Non-Competition. During the Executive’s employment and through the two (2) year anniversary of the Termination Date (the “Non-Compete Period”), the Executive shall not (without the prior written consent of the Company), directly or indirectly, (i) engage in any Competitive Business, (ii) render any services to any Competitive Business in a manner that enhances the capacity of such Competitive Business to engage in the production, sale, provision or distribution of products or services similar to those produced, sold, distributed or provided by the Company or any of its Affiliates, or (iii) acquire a financial interest in any Competitive Business. For purposes of this Section 10(b): (A) the phrase “directly or indirectly engage in” shall include any direct or indirect ownership or profit participation interest in such enterprise, whether as an owner, stockholder, member, partner, joint venturer of or otherwise, and shall include any direct or indirect participation in such enterprise as an employee, consultant, director, officer, licensor of technology or otherwise (provided that licensors of technology shall only be covered if the Executive is personally working on technology for a Competitive Business and such technology is not technology that is generally available to a broad group of customers), and (B) the term “Competitive Business” shall mean a business that engages in the production, sale, provision or distribution of products or services similar to those produced, sold, distributed or provided by the Company or any of its Affiliates during the three (3) year period ending on the Termination Date. Notwithstanding the foregoing, nothing contained herein will prevent the Executive from engaging in any activity (including those described in the first sentence of this Section 10(b)) for or with respect to any subsidiary, division or affiliate or unit (each a “Unit”) of an entity that is a Competitive Business, so long as that Unit is not itself a Competitive Business and so long as the Executive is not providing services, or is actively involved in the supervision of other Persons who are providing services, to any other Unit of such entity or business that is a Competitive Business. In addition, notwithstanding the foregoing, nothing herein shall prohibit the Executive from being a passive owner of not more than two percent (2%) of the outstanding equity securities of any class of a corporation or other entity that is publicly traded, or not more than two percent (2%) of any non-voting equity securities or debt securities of any corporation or other entity, so long as the Executive has no active participation in the business of such corporation or other entity (including, without limitation, serving as a member of the board of directors or as a consultant). The obligations of the Executive under this Section 10(b) shall apply to (x) any geographic area or territory in which the Company or any of its Affiliates is engaged in business as of the Termination Date, and (y) any prospective geographic area or territory that within the six (6) months preceding the Termination Date, has been the subject of serious consideration by the Company or any of its Affiliates as a business location and which the Executive is or has been made aware of. For purposes of this Section 10(b), “Affiliates” shall be limited to those Affiliates who are engaged in the same or substantially related business as the Company or any of its subsidiaries and other Affiliates in which the Company, directly or indirectly, owns 20% or more of the equity interests.

(c) Non-Solicitation; No Hire. During the Non-Compete Period, the Executive shall not (without the prior written consent of the Company) directly or indirectly: (i) solicit, induce or attempt to solicit or induce any officer, director or employee of the Company or any of its Affiliates to terminate their relationship with or leave the employ of the Company or any such Affiliate, or in any way interfere with the relationship between the Company or any such Affiliate, on the one hand, and any officer, director or employee thereof, on the other hand, (ii) hire (or other similar arrangement) any Person (in any capacity whether as an officer, director, employee or consultant) who is or at any time was an officer, director or employee of the Company or any of its Affiliates until six (6) months after such individual’s relationship (whether as an officer, director or employee) with the Company or such Affiliate has ended, or (iii) induce or attempt to induce any customer, supplier, prospect licensee or other business relation of the Company or any of its Affiliates to cease doing business with the Company or such Affiliate, or in any way interfere with the relationship between any such customer, supplier, prospect licensee or business relation, on the one hand, and the Company or any such Affiliate, on the other hand; provided, that clauses (i) and (ii) of this Section 10(c) shall not apply to the solicitation or hiring of the Executive’s administrative assistant; provided, further, that none of (A) the Executive’s acting as a reference for employees, (B) any generic, nontargeted advertising affiliated directly or indirectly with the Executive or (C) the Executive’s good faith and proper performance of his duties and responsibilities for the Company and its Affiliates during the Term shall be deemed a breach of this Section 10(c). For purposes of this Section 10(c), “Affiliates” shall be limited to those Affiliates who are engaged in the same or substantially related business as the Company or any of its subsidiaries and other Affiliates in which the Company, directly or indirectly, owns 20% or more of the equity interests.

(d) Nondisparagement. During the Term and thereafter in perpetuity, the Executive shall not, directly or indirectly, knowingly disparage, criticize, or otherwise make derogatory statements regarding the Company or any of its Affiliates, successors, directors or officers. During the Term and thereafter in perpetuity, the Company shall not, directly or indirectly, issue or communicate any public statement, or statement likely to become public, that is disparaging of, damaging to, or could reasonably be expected to be harmful to, the Executive. The foregoing shall not be violated, either by the Executive or by the Company, by truthful responses to legal process or inquiry by a governmental authority, competitive-type statements that are normal and customary for the industry in the context of product comparisons and the like, rebuttal of statements by the Company or the Executive, as applicable, or good faith statements by the Executive, an officer or a director in the good faith performance of duties for the Company or its Affiliates or good faith statements by the Company in the good faith conduct of its business. For purposes of this Section 10(d), “Affiliates” shall be limited to those Affiliates who are engaged in the same or substantially related business as the Company or any of its subsidiaries and other Affiliates in which the Company, directly or indirectly, owns 20% or more of the equity interests.

(e) Non-Disclosure of Confidential Information; Return of Property. During the term of the Executive’s employment with the Company or any of its Affiliates and thereafter in perpetuity, the Executive shall maintain in confidence and shall not directly, indirectly or otherwise, use, disseminate, disclose or publish, or use for the Executive’s benefit or the benefit of any Person, any confidential or proprietary information or trade secrets of or relating to the Company or any of its Affiliates, including, without limitation, information with respect to the Company’s or any of its Affiliates’ operations, processes, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, compensation paid to employees or other terms of employment, or deliver to any Person any document, record, notebook, computer program or similar repository of or containing any such confidential or proprietary information or trade secrets; provided, that the Executive’s good faith performance of his duties and responsibilities for the Company and its Affiliates during employment shall not be deemed a breach of this Section 10(e). Upon the Executive’s termination of employment for any reason, the Executive shall promptly deliver to the Company all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents concerning the Company’s or any of its Affiliates’ customers, business plans, marketing strategies, products or processes. The Executive may nonetheless retain copies of documents relating to the Executive’s compensation; the Executive’s personal entitlements and obligations; the Executive’s rolodex (and electronic equivalents); and the Executive’s cell phone number. The Executive may respond to a lawful and valid subpoena or other legal process but shall give the Company the earliest possible notice thereof, shall, as much in advance of the return date as possible, make available to the Company and its counsel the documents and other information sought and, if requested by the Company and at the Company’s sole expense, shall reasonably assist such counsel in resisting or otherwise responding to such process.

(f) Intellectual Property.

(i) The Executive agrees that the results and proceeds of the Executive’s services for the Company or its subsidiaries or Affiliates (including, but not limited to, any trade secrets, products, services, processes, know-how, designs, developments, innovations, analyses, drawings, reports, techniques, formulas, methods, developmental or experimental work, improvements, discoveries, inventions, ideas, source and object codes, programs, matters of a literary, musical, dramatic or otherwise creative nature, writings and other works of authorship) resulting from services performed while an employee of the Company and any works in progress, whether or not patentable or registrable under copyright or similar statutes, that were made, developed, conceived or reduced to practice or learned by the Executive, either alone or jointly with others (collectively, “Inventions”), shall be works-made-for-hire and the Company (or, if applicable or as directed by the Company, any of its subsidiaries or Affiliates) shall be deemed the sole owner throughout the universe of any and all trade secret, patent, copyright and other intellectual property rights (collectively, “Proprietary Rights”) of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, with the right to use the same in perpetuity in any manner the Company determines in its sole discretion, without any further payment to the Executive whatsoever. If, for any reason, any of such results and proceeds shall not legally be a work-made-for-hire and/or there are any Proprietary Rights which do not accrue to the Company (or, as the case may be, any of its subsidiaries or Affiliates) under the immediately preceding sentence, then the Executive hereby irrevocably assigns and agrees to assign any and all of the Executive’s right, title and interest thereto, including, without limitation, any and all Proprietary Rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, to the Company (or, if applicable or as directed by the Company, any of its subsidiaries or Affiliates), and the Company or such subsidiaries or Affiliates shall have the right to use the same in perpetuity throughout the universe in any manner determined by the Company or such subsidiaries or Affiliates without any further payment to the Executive whatsoever. As to any Invention that the Executive is required to assign, the Executive shall promptly and fully disclose to the Company all information known to the Executive concerning such Invention. The Executive hereby waives and quitclaims to the Company any and all claims, of any nature whatsoever, that the Executive now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

(ii) The Executive agrees that, from time to time, as may be requested by the Company and at the Company’s sole cost and expense, the Executive shall do any and all things that the Company may reasonably deem useful or desirable to establish or document the Company’s exclusive ownership throughout the United States of America or any other country of any and all Proprietary Rights in any such Inventions, including, without limitation, the execution of appropriate copyright and/or patent applications or assignments. To the extent the Executive has any Proprietary Rights in the Inventions that cannot be assigned in the manner described above, the Executive unconditionally and irrevocably waives the enforcement of such Proprietary Rights. This Section 10(f) is subject to and shall not be deemed to limit, restrict or constitute any waiver by the Company of any Proprietary Rights of ownership to which the Company may be entitled by operation of law by virtue of the Company’s being Executive’s employer (or Affiliate of the Executive’s employer, as applicable). The Executive further agrees that, from time to time, as may be requested by the Company and at the Company’s sole cost and expense, the Executive shall assist the Company in every proper and lawful way to obtain and from time to time enforce Proprietary Rights relating to Inventions in any and all countries. To this end, the Executive shall execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining, and enforcing such Proprietary Rights and the assignment thereof. In addition, the Executive shall execute, verify, and deliver assignments of such Proprietary Rights to the Company or its designees. The Executive’s obligation to assist the Company with respect to Proprietary Rights relating to such Inventions in any and all countries shall continue beyond the Termination Date.

(g) Executive Acknowledgements. The Executive understands that this Section 10 may limit his ability to earn a livelihood in a business competitive to the business of the Company and its Affiliates. The Executive expressly acknowledges and agrees that this Section 10 is reasonable and necessary for the protection of the legitimate business interests of the Company and is reasonable in scope.

(h) Notification of Subsequent Employer. The Executive hereby agrees that prior to accepting employment with, or agreeing to provide services to, any other Person during any period during which the Executive remains subject to any of the covenants set forth in Section 10, the Executive shall provide such prospective employer with written notice of the provisions of this Section 10 (to the extent any such provisions are applicable and in effect at the time of such notice), with a copy of such notice delivered to the Company not later than three (3) business days prior to the date on which the Executive commences such employment or provision of services. For the avoidance of doubt, the Company shall in any event be permitted to provide any such prospective employer with written notice of the provisions of this Section 10.

(i) Remedies; Injunctive Relief. Upon any material breach by the Executive of the restrictive covenants contained in this Section 10 within three (3) years of a Termination Date, the Company will cease to make any further severance payments (if applicable), and will be entitled to prompt reimbursement from the Executive of any severance amounts already paid to him since the date of such breach, upon ten (10) days prior written demand by the Company, all in addition to any other remedy which may be available to the Company and its Affiliates at law or in equity. The foregoing rights and remedies are in addition to any other rights and remedies that may be available to the Company and shall not prevent (and the Executive shall not assert that they shall prevent) the Company from bringing one or more actions in any applicable jurisdiction to recover damages as a result of the Executive’s breach of such restrictive covenants. The Executive acknowledges and agrees that irreparable injury will result to the Company and its goodwill if the Executive breaches any of the terms of the covenants set forth in this Section 10, the exact amount of which will be difficult or impossible to ascertain, and that remedies at law would be an inadequate remedy for any breach. Accordingly, the Executive hereby agrees that, in the event of a breach of any of the covenants contained in this Section 10, in addition to any other remedy which may be available at law or in equity, the Company shall be entitled to specific performance and injunctive relief. The Company hereby acknowledges that a breach of the Company’s covenant contained in Section 10(d) will cause irreparable damage to the Executive, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, the Company hereby agrees that, in the event of a breach of the Company’s covenant contained in Section 10(d), in addition to any other remedy which may be available at law or in equity, the Executive shall be entitled to specific performance and injunctive relief.

(j) Severability; Blue Pencil. The invalidity or nonenforceability of any provision of this Section 10 in any respect shall not affect the validity or enforceability of the other provisions of this Section 10 in any other respect, or of any other provision of this Agreement. In the event that any provision of this Section 10 shall be held invalid, illegal or unenforceable (whether in whole or in part) by a court of competent jurisdiction, such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability, and the remaining provisions (and part of such provision, as the case may be) shall not be affected thereby; provided, however, that if any provision of this Section 10 is finally held to be invalid, illegal or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such provision shall be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder.

11. Representations of Executive; Advice of Counsel. (a) The Executive represents, warrants and covenants that as of the date hereof: (i) the Executive has the full right, authority and capacity to enter into this Agreement and perform the Executive’s obligations hereunder, (ii) the Executive is not bound by any agreement that conflicts with or prevents or restricts the full performance of the Executive’s duties and obligations to the Company hereunder during or after the Term and (iii) the execution and delivery of this Agreement shall not result in any breach or violation of, or a default under, any existing obligation, commitment or agreement to which the Executive is subject.

(b) The Executive represents that, prior to execution of this Agreement, the Executive has been advised by an attorney of Executive’s own selection regarding this Agreement. The Executive acknowledges that the Executive has entered into this Agreement knowingly and voluntarily and with full knowledge and understanding of the provisions of this Agreement after being given the opportunity to consult with counsel. The Executive further represents that in entering into this Agreement, the Executive is not relying on any statements or representations made by any of the Company’s directors, officers, employees or agents which are not expressly set forth herein, and that the Executive is relying only upon the Executive’s own judgment and any advice provided by the Executive’s attorney.

12. Litigation Cooperation. The Executive agrees that during and after the Term, the Executive will assist the Company and its Affiliates in the defense of any claims, or potential claims that may be made or threatened to be made against the Company or any of its Affiliates in any action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise, which are not adverse to the Executive (an “Action”), and will assist the Company and its Affiliates in the prosecution of any claims that may be made by the Company or any of its Affiliates in any Action, to the extent that such claims may relate to the Executive’s employment or the period of the Executive’s employment by the Company and its Affiliates. The Executive agrees, unless precluded by law, to promptly inform the Company if the Executive is asked to participate (or otherwise become involved) in any Action involving such claims or potential claims. The Executive also agrees, unless precluded by law, to promptly inform the Company if the Executive is asked to assist in any investigation (whether governmental or otherwise) of the Company or any of its Affiliates (or their actions) to the extent that such investigation may relate to the Executive’s employment or the period of the Executive’s employment by the Company, regardless of whether a lawsuit has then been filed against the Company or any of its Affiliates with respect to such investigation. The Company or one of its Affiliates shall reimburse the Executive for all of the Executive’s reasonable out-of-pocket expenses associated with such assistance (including attorneys’ fees in accordance with Section 13 of this Agreement if applicable). In addition, during any period in which the Executive provides such assistance but is not receiving severance payments or benefits from the Company or its Affiliates, and is not testifying, the Executive shall receive reasonable compensation for assisting the Company. Any reimbursement that is taxable income to the Executive shall be subject to applicable withholding and employment taxes.

13. Indemnification. During the Term and thereafter, the Company shall indemnify and hold the Executive harmless, to the maximum extent permitted by law, against any and all damages, costs, liabilities, losses and expenses as a result of any claim, action, suit, arbitration or other proceeding (whether civil, criminal, administrative or investigative) (each a “Proceeding”), or any threatened Proceeding, against the Executive that arises out of or relates to the Executive’s service as an officer, director or employee, as the case may be, of the Company, or the Executive’s service in any such capacity or similar capacity with any Affiliate of the Company or other entity at the Company’s request, both prior to and after the Effective Date, and to promptly advance to the Executive such expenses upon written request with appropriate documentation of such expense upon receipt of an undertaking by the Executive to repay such amount if it shall ultimately (in a final, non-appealable judgment) be determined that the Executive is not entitled to be indemnified by the Company; provided that the Executive acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal Proceeding, had no reasonable cause to believe his conduct was unlawful; provided, further, that the Executive shall not be entitled to any such indemnification (A) in respect of any Proceeding based upon or attributable to the Executive gaining in fact any personal profit or advantage to which he is not entitled, or resulting from the Executive’s fraudulent, dishonest or willful misconduct, breach of fiduciary duty, gross negligence or other act or omission constituting Cause, in each case to the extent so determined in a final non-appealable judgment, (B) to the extent the Executive has already received indemnification or payment pursuant to the Company’s operating agreement or other governing documents, directors’ and officers’ liability policy or otherwise or (C) in respect of any Proceeding initiated by the Executive, unless the Company has joined in or the Board has authorized such Proceeding. During the Term and thereafter, the Company also shall provide the Executive with coverage under its current directors’ and officers’ liability policy to the same extent that it provides such coverage to its other executive officers. If the Executive has any knowledge of any actual or threatened Proceeding, whether civil, criminal, administrative or investigative, as to which the Executive may request indemnity under this provision, the Executive will give the Company prompt written notice thereof; provided that the failure to give such notice shall not affect the Executive’s right to indemnification. The Company shall be entitled to assume the defense of any such Proceeding and the Executive will use reasonable efforts to cooperate with such defense. To the extent that the Executive in good faith determines that there is an actual or potential conflict of interest between the Company and the Executive in connection with the defense of a Proceeding, the Executive shall so notify the Company and shall be entitled to separate representation at the Company’s expense by counsel selected by the Executive (provided that the Company may reasonably object to the selection of counsel within ten (10) business days after notification thereof) which counsel shall cooperate, and coordinate the defense, with the Company’s counsel and minimize the expense of such separate representation to the extent consistent with the Executive’s separate defense. This Section 13 shall continue in effect after the termination of the Executive’s employment or the termination of this Agreement.

14. Withholding Taxes. The Company may deduct and withhold from any amounts payable under this Agreement such Federal, state, local, non-U.S. or other taxes as are required to be withheld pursuant to any applicable law or regulation.

15. Assignment; Successors. (a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive, except for the assignment by will or the laws of descent and distribution of any accrued pecuniary interest of the Executive, and any assignment in violation of this Agreement shall be void. The Company may assign this Agreement, and its rights and obligations hereunder, to any of its Affiliates, and shall assign this Agreement to any Person in the event that the Company shall hereafter effect a reorganization, consolidate with, or merge into, such Person or transfer all or substantially all of its properties or assets to such Person.

(b) This Agreement shall be binding on, and shall inure to the benefit of, the parties to it and their respective heirs, legal representatives, successors and permitted assigns (including, without limitation, successors by merger, consolidation, sale or similar transaction, and, in the event of the Executive’s death, the Executive’s estate and heirs in the case of any payments due to the Executive hereunder).

(c) The Executive acknowledges and agrees that all of the Executive’s covenants and obligations to the Company, as well as the rights of the Company hereunder, shall run in favor of and shall be enforceable by the Company and its successors and assigns. The Company also acknowledges and agrees that all of the Company’s covenants and obligations to the Executive, as well as the rights of the Executive hereunder, shall run in favor of and shall be enforceable by the Executive and his successors and assigns.

16. Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

17. Survival. The rights and obligations of the parties under the provisions of this Agreement shall survive, and remain binding and enforceable, notwithstanding the expiration of the Term, the termination of this Agreement, the termination of Executive’s employment hereunder or any settlement of the financial rights and obligations arising from the Executive’s employment hereunder, to the extent necessary to preserve the intended benefits of such provisions.

18. Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Company or, in the case of the Company, at its main offices, attention of the Board.

19. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company.

20. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach. No failure or delay by either party in exercising any right or power hereunder will operate as a waiver thereof, nor will any single or partial exercise of any such right of power, or any abandonment of any steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.

21. Interpretation. No provision of this Agreement or any related document will be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or drafted such provision.

22. Integration. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties concerning such subject matter (including the Consulting Agreement).

23. Governing Law. This is a New York contract and shall be construed under and be governed in all respects by the laws of New York for contracts to be performed in that State and without giving effect to the conflict of laws principles of New York or any other State.

24. Consent to Jurisdiction; Waiver of Jury Trial. (a) Except as otherwise specifically provided herein, the Executive and the Company each hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York (or, if subject matter jurisdiction in that court is not available, in any state court located within the State of New York) over any dispute arising out of or relating to this Agreement. Except as otherwise specifically provided in this Agreement, the parties undertake not to commence any suit, action or proceeding arising out of or relating to this Agreement in a forum other than a forum described in this Section 24(a); provided, however, that nothing herein shall preclude the Company from bringing any suit, action or proceeding in any other court for the purposes of enforcing the provisions of this Section 24 or enforcing any judgment obtained by the Company.

(b) The agreement of the parties to the forum described in Section 24(a) is independent of the law that may be applied in any suit, action, or proceeding and the parties agree to such forum even if such forum may under applicable law choose to apply non-forum law. The parties hereby waive, to the fullest extent permitted by applicable law, any objection which they now or hereafter have to personal jurisdiction or to the laying of venue of any such suit, action or proceeding brought in an applicable court described in Section 24(a), and the parties agrees that they shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court. The parties agree that, to the fullest extent permitted by applicable law, a final and non-appealable judgment in any suit, action or proceeding brought in any applicable court described in Section 24(a) shall be conclusive and binding upon the parties and may be enforced in any other jurisdiction.

(c) The parties hereto irrevocably consent to the service of any and all process in any suit, action or proceeding arising out of or relating to this Agreement by the mailing of copies of such process to such party at such party’s address specified in accordance with Section 18.

(d) Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding arising out of or relating to this Agreement. Each party hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party hereto has been induced to enter into this Agreement by, among other things, the mutual waiver and certifications in this Section 24(d).

(e) Each party shall bear its own costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with any dispute arising out of or relating to this Agreement.

25. Headings and References. The headings of this Agreement are inserted for convenience only and neither constitute a part of this Agreement nor affect in any way the meaning or interpretation of this Agreement. When a reference in this Agreement is made to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated.

26. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date and year first above written.

MCGRAW HILL GLOBAL EDUCATION HOLDINGS, LLC

By:	/s/ David B. Stafford
David B. Stafford
Senior Vice President and General Counsel

[Signature Page to Ronald Schlosser Employment Agreement]

/s/ Ronald Schlosser
Ronald Schlosser

[Signature Page to Ronald Schlosser Employment Agreement]

Exhibit A

Board Memberships and Investments

West Academic Publishing, Investor

iParadigms, LLC, Investor and Director

Ascend Learning, Investor

MPN, Investor

Exhibit B

Subscription Agreement

[See attached.]

Exhibit C

Option Grant Certificate

[See attached.]

Exhibit D

Release Agreement

[See attached.]